ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-199966 Dated March 18, 2015

JPMorgan Chase & Co. Trigger Phoenix Autocallable Optimization Securities

Linked to the ordinary shares of Anheuser-Busch InBev SA/NV due on or about March 26, 2020

Linked to the common stock of Ford Motor Company due on or about March 26, 2020

Linked to the common stock of Macy's, Inc. due on or about March 26, 2020
Linked to the shares of TOTAL S.A. due on or about March 26, 2020

Investment Description
Trigger Phoenix Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each, a "Security" and collectively, the "Securities") linked to the performance of the ordinary share, common stock or share of a specific company (the "Underlying Stock"). If the closing price of one share of the applicable Underlying Stock on the applicable monthly Observation Date is equal to or greater than the applicable Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Chase will automatically call the Securities early if the closing price of one share of the applicable Underlying Stock on any monthly Observation Date (after an initial one-year non-call period) is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay the principal amount plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called prior to maturity and the applicable Final Price is equal to or greater than the applicable Trigger Price (which is the same price as the applicable Coupon Barrier), JPMorgan Chase will make a cash payment at maturity equal to the principal amount of your Securities, in addition to the applicable Contingent Coupon. If the applicable Final Price is less than the applicable Trigger Price, JPMorgan Chase will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of one share of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The closing price of the applicable Underlying Stock is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Underlying Stocks — Anti-Dilution Adjustments" and "The Underlyings — Underlying Stocks — Reorganization Events." Generally, a higher contingent coupon rate on the Securities reflects a greater risk of loss. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Automatically Callable: JPMorgan Chase will automatically call the Securities and pay you the principal amount plus the applicable Contingent Coupon otherwise due for a monthly Observation Date (after an initial one-year non-call period) if the closing price of one share of the applicable Underlying Stock on that monthly Observation Date is equal to or greater than the applicable Initial Price. No further payments will be made on the Securities. If the securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Coupon: If the closing price of one share of the applicable Underlying Stock on a monthly Observation Date (including the Final Valuation Date) is equal to or greater than the applicable Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.

❑Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of one share of the applicable Underlying Stock closes at or above the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity. If the price of one share of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of one share of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	March 20, 2015
	Original Issue Date (Settlement Date)[1]	March 25, 2015
	Observation Dates[2]	Monthly (callable beginning March 21, 2016) (see page 4)
	Final Valuation Date[2]	March 20, 2020
	Maturity Date[2]	March 26, 2020
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Payment Date" and "General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)" in the accompanying product supplement no. UBS-1a-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1A-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
This free writing prospectus relates to four (4) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Underlying Stock. You may participate in any of the four (4) Security offerings or, at your election, in two or more of the offerings. This free writing prospectus does not, however, allow you to purchase a Security linked to a basket of some or all of the Underlying Stocks described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the four (4) Security offerings is linked to the common stock of a different company, and each of the four (4) Security offerings has its own Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier, each of which will be finalized on the Trade Date and provided in the pricing supplement. The Trigger Price and Coupon Barrier will be set to the same percentage for each Security. The actual Trigger Price and Coupon Barrier for each Security will not be greater than the top of the applicable range listed below, but you should be willing to invest in the Securities if the Trigger Price and Coupon Barrier were set equal to the top of the applicable range. The performance of each Security offering will not depend on the performance of any other Security offering.

Underlying Stock	Contingent Coupon Rate	Initial Price(1)	Trigger Price(1)	Coupon Barrier(1)	CUSIP	ISIN
Ordinary shares of Anheuser-Busch InBev SA/NV (Bloomberg ticker: ABI BB)	8.00% per annum	€•	74% to 79% of the Initial Price	74% to 79% of the Initial Price	48127T780	US48127T7809
Common stock of Ford Motor Company (Bloomberg ticker: F)	7.00% per annum	$•	68% to 73% of the Initial Price	68% to 73% of the Initial Price	48127T772	US48127T7726
Common stock of Macy's, Inc. (Bloomberg ticker: M)	7.00% per annum	$•	73% to 78% of the Initial Price	73% to 78% of the Initial Price	48127T764	US48127T7643
Shares of TOTAL S.A. (Bloomberg ticker: FP FP)	8.00% per annum	€•	70% to 75% of the Initial Price	70% to 75% of the Initial Price	48127T756	US48127T7569

(1)	Expressed in European Union euros for the ordinary shares of Anheuser-Busch InBev SA/NV and the shares of TOTAL S.A., which are listed on Euronext Brussels and Euronext Paris, respectively

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated November 7, 2014, product supplement no. UBS-1a-I dated November 7, 2014 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-1a-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the ordinary shares of Anheuser-Busch InBev SA/NV		$10		$0.25		$9.75
Securities linked to the common stock of Ford Motor Company		$10		$0.25		$9.75
Securities linked to the common stock of Macy's, Inc.		$10		$0.25		$9.75
Securities linked to the shares of TOTAL S.A.		$10		$0.25		$9.75

(1)	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Securities.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.25 per $10 principal amount Security. See "Plan of Distribution (Conflicts of Interest)" beginning on page PS-87 of the accompanying product supplement no. UBS-1a-I, as supplemented by "Supplemental Plan of Distribution" in this free writing prospectus.

If the Securities priced today and assuming a Trigger Price and Coupon Barrier equal to the middle of the applicable range listed above, the estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $9.559, $9.611, $9.589 and $9.488 per $10 principal amount Security linked to the ordinary shares of Anheuser-Busch InBev SA/NV, linked to the common stock of Ford Motor Company, linked to the common stock of Macy's, Inc. and linked to the shares of TOTAL S.A., respectively. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and will not be less than $9.40, $9.40, $9.40 and $9.30 per $10 principal amount Security linked to the ordinary shares of Anheuser-Busch InBev SA/NV, linked to the common stock of Ford Motor Company, linked to the common stock of Macy's, Inc. and linked to the shares of TOTAL S.A. See "JPMS's Estimated Value of the Securities" in this free writing prospectus for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-1a-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to four (4) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Underlying Stock. The purchaser of a Security will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stocks). You may participate in any of the four (4) Security offerings or, at your election, in two or more of the offerings. We reserve the right to withdraw, cancel or modify any of the offerings and to reject orders in whole or in part. While each Security offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Securities.

You should read this free writing prospectus together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-1a-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
♦	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

As used in this free writing prospectus, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

♦You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe the applicable Underlying Stock will close at or above the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Price on the Final Valuation Date.

♦You believe the applicable Underlying Stock will close at or above the applicable Initial Price on one of the specified Observation Dates (after an initial one-year non-call period).

♦You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your potential return is limited to the applicable Contingent Coupons.

♦You are willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You would be willing to invest in the Securities if the applicable Trigger Price and Coupon Barrier were set equal to the top of the applicable range indicated on the cover hereof (the actual Trigger Price and Coupon Barrier for each Security will be finalized on the Trade Date and provided in the pricing supplement and will not be greater than the top of the applicable range listed on the cover).

♦You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the applicable Underlying Stock.

♦You are willing to invest in securities that may be called early (after an initial one-year non-call period) or you are otherwise willing to hold such securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe that the price of the applicable Underlying Stock will decline during the term of the Securities and is likely to close below the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Price on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

♦You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You would not be willing to invest in the Securities if the applicable Trigger Price and Coupon Barrier were set equal to the top of the applicable range indicated on the cover hereof (the actual Trigger Price and Coupon Barrier for each Security will be finalized on the Trade Date and provided in the pricing supplement and will not be greater than the top of the applicable range listed on the cover).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the applicable Underlying Stock.

♦You are unable or unwilling to hold securities that may be called early (after an initial one-year non-call period), or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this free writing prospectus and "Risk Factors" in the accompanying product supplement no. UBS-1a-I for risks related to an investment in the Securities.

Indicative Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10 per Security
Underlying Stock	Ordinary shares of Anheuser-Busch InBev SA/NV Common stock of Ford Motor Company Common stock of Macy's, Inc. Shares of TOTAL S.A.
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	Approximately five years, unless called earlier
Automatic Call Feature	The Securities will be called automatically if the closing price[2] of one share of the applicable Underlying Stock on any Observation Date (beginning March 21, 2016) is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Securities.
Contingent Coupon

If the closing price[2] of one share of the applicable Underlying Stock is equal to or greater than the applicable Coupon Barrier on any Observation Date, we will pay you the applicable Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing price[2] of one share of the applicable Underlying Stock is less than the applicable Coupon Barrier on any Observation Date, the applicable Contingent Coupon for that Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal monthly installments at the applicable Contingent Coupon Rate, which is a per annum rate. The table below reflects the Contingent Coupon Rate of (i) 8.00% per annum for Securities linked to the ordinary shares of Anheuser-Busch InBev SA/NV, (ii) 7.00% per annum for Securities linked to the common stock of Ford Motor Company, (iii) 7.00% per annum for Securities linked to the common stock of Macy's, Inc. or (iv) 8.00% per annum for Securities linked to the shares of TOTAL S.A.

Contingent Coupon (per $10 Security)
Contingent Coupon Payments	Anheuser-Busch InBev SA/NV	Ford Motor Company	Macy's, Inc.	TOTAL S.A.
	$0.0667	$0.0583	$0.0583	$0.0667
Contingent Coupon payments on the Securities are not guaranteed. We will not pay you the applicable Contingent Coupon for any Observation Date on which the closing price of one share of the applicable Underlying Stock is less than the applicable Coupon Barrier.
Contingent Coupon Rate	The Contingent Coupon Rate is (i) 8.00% per annum for Securities linked to the ordinary shares of Anheuser-Busch InBev SA/NV, (ii) 7.00% per annum for Securities linked to the common stock of Ford Motor Company (iii) 7.00% per annum for Securities linked to the common stock of Macy's, Inc. and (iv) 8.00% per annum for Securities linked to the shares of TOTAL S.A.
Coupon Payment Dates[3]	2nd business day following the applicable Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date
Call Settlement Dates[3]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the applicable Final Price is equal to or greater than the applicable Trigger Price and the applicable Coupon Barrier, we will pay you a cash payment at maturity per $10 principal amount Security equal to $10 plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the applicable Final Price is less than the applicable Trigger Price and the applicable Coupon Barrier, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security resulting in a loss on your principal amount proportionate to the negative Stock Return, equal to:

$10 × (1 + Stock Return)

Stock Return	(Final Price - Initial Price) Initial Price
Initial Price(2)	The closing price[2] of one share of the applicable Underlying Stock on the Trade Date. The closing prices, and therefore the Initial Price, the Final Price, the Trigger Price and the Coupon Barrier, for the common stock of Ford Motor Company and the common stock of Macy's Inc. are expressed in U.S. dollars, while the closing prices, and therefore the Initial Price, the Final Price, the Trigger Price and the Coupon Barrier, for the ordinary shares of Anheuser-Busch InBev SA/NV and the shares of TOTAL S.A. are expressed in European Union euros
Final Price(2)	The closing price[2] of one share of the applicable Underlying Stock on the Final Valuation Date
Trigger Price(2)

For Securities linked to the ordinary shares of Anheuser-Busch InBev SA/NV: Between 74% and 79% of its Initial Price

For Securities linked to the common stock of Ford Motor Company: Between 68% and 73%% of its Initial Price

For Securities linked to the common stock of Macy's, Inc.: Between 73% and 78% of its Initial Price

For Securities linked to the shares of TOTAL S.A.: Between 70% and 75% of its Initial Price

The actual Trigger Price for each Security will be finalized on the Trade Date and provided in the pricing supplement and will be set to the same percentage as the applicable Coupon Barrier.

Coupon Barrier(2)

For Securities linked to the ordinary shares of Anheuser-Busch InBev SA/NV: Between 74% and 79% of its Initial Price

For Securities linked to the common stock of Ford Motor Company: Between 68% and 73%% of its Initial Price

For Securities linked to the common stock of Macy's, Inc.: Between 73% and 78% of its Initial Price

For Securities linked to the shares of TOTAL S.A.: Between 70% and 75% of its Initial Price

The actual Coupon Barrier for each Security will be finalized on the Trade Date and provided in the pricing supplement and will be set to the same percentage as the applicable Trigger Price.

Stock Adjustment Factor[2]	The Stock Adjustment Factor is referenced in determining the closing price of the applicable Underlying Stock. The Stock Adjustment Factor for the applicable Underlying Stock is set initially at 1.0 on the Trade Date.

[1]	See footnote 1 under "Key Dates" on the front cover
[2]

The closing price of one share of the applicable Underlying Stock is based on the exchange on which that Underlying Stock is listed. The closing prices, and therefore the Initial Price, the Final Price, the Trigger Price and the Coupon Barrier, for the common stock of Ford Motor Company and the common stock of Macy’s Inc. are expressed in U.S. dollars, while the closing prices, and therefore the Initial Price, the Final Price, the Trigger Price and the Coupon Barrier, for the ordinary shares of Anheuser-Busch InBev SA/NV and the shares of TOTAL S.A. are expressed in European Union euros. The closing price and the Stock Adjustment Factor of the applicable Underlying Stock are subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Underlying Stocks — Anti-Dilution Adjustments" and "The Underlyings — Underlying Stocks — Reorganization Events."

[3]	See footnote 2 under "Key Dates" on the front cover

Investment Timeline
Trade Date	The closing price of one share of the applicable Underlying Stock (Initial Price) is observed, and the applicable Trigger Price and the applicable Coupon Barrier are determined.

Monthly (callable after an initial one-year non-call period)

If the closing price of one share of the applicable Underlying Stock is equal to or greater than the applicable Coupon Barrier on any Observation Date, JPMorgan Chase will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Securities will also be called if the closing price of one share of the applicable Underlying Stock on any Observation Date (after an initial one-year non-call period) is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay you a cash payment per Security equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Securities.

Maturity Date

The applicable Final Price is determined as of the Final Valuation Date.

If the Securities have not been called and the applicable Final Price is equal to or greater than the applicable Trigger Price and the applicable Coupon Barrier, at maturity JPMorgan Chase will repay the principal amount equal to $10.00 per Security plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called and the applicable Final Price is less than the applicable Trigger Price and the applicable Coupon Barrier, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the applicable Underlying Stock, equal to a return of:

$10 × (1 + Stock Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Observation Dates and Coupon Payment Dates

Coupon Observation Dates†	Coupon Payment Dates
April 20, 2015	April 22, 2015
May 20, 2015	May 22, 2015
June 22, 2015	June 24, 2015
July 20, 2015	July 22, 2015
August 20, 2015	August 24, 2015
September 21, 2015	September 23, 2015
October 20, 2015	October 22, 2015
November 20, 2015	November 24, 2015
December 21, 2015	December 23, 2015
January 20, 2016	January 22, 2016
February 22, 2016	February 24, 2016
March 21, 2016	March 23, 2016
April 20, 2016	April 22, 2016
May 20, 2016	May 24, 2016
June 20, 2016	June 22, 2016
July 20, 2016	July 22, 2016
August 22, 2016	August 24, 2016
September 20, 2016	September 22, 2016
October 20, 2016	October 24, 2016
November 21, 2016	November 23, 2016
December 20, 2016	December 22, 2016
January 20, 2017	January 24, 2017
February 21, 2017	February 23, 2017
March 20, 2017	March 22, 2017
April 20, 2017	April 24, 2017
May 22, 2017	May 24, 2017
June 20, 2017	June 22, 2017
July 20, 2017	July 24, 2017
August 21, 2017	August 23, 2017
September 20, 2017	September 22, 2017
October 20, 2017	October 24, 2017
November 20, 2017	November 22, 2017
December 20, 2017	December 22, 2017
January 22, 2018	January 24, 2018
February 20, 2018	February 22, 2018
March 20, 2018	March 22, 2018
April 20, 2018	April 24, 2018
May 21, 2018	May 23, 2018
June 20, 2018	June 22, 2018
July 20, 2018	July 24, 2018
August 20, 2018	August 22, 2018
September 20, 2018	September 24, 2018
October 22, 2018	October 24, 2018
November 20, 2018	November 23, 2018
December 20, 2018	December 24, 2018
January 22, 2019	January 24, 2019

February 20, 2019	February 22, 2019
March 20, 2019	March 22, 2019
April 22, 2019	April 24, 2019
May 20, 2019	May 22, 2019
June 20, 2019	June 24, 2019
July 22, 2019	July 24, 2019
August 20, 2019	August 22, 2019
September 20, 2019	September 24, 2019
October 21, 2019	October 23, 2019
November 20, 2019	November 22, 2019
December 20, 2019	December 24, 2019
January 21, 2020	January 23, 2020
February 20, 2020	February 24, 2020
March 20, 2020 (the Final Valuation Date)	March 26, 2020 (the Maturity Date)

†The Securities are not callable until the twelfth Coupon Observation Date, March 21, 2016.

Each of the Coupon Observation Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)" and "General Terms of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-1a-I.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-1a-I. In determining our reporting responsibilities we intend to treat (i) the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons" in the accompanying product supplement no. UBS-1a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Security. Assuming the treatment described above is respected, upon a sale or exchange of the Securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Securities between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Securities could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities in light of your particular circumstances.

FATCA. Withholding under legislation commonly referred to as "FATCA" could apply to payments on the Securities, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of a sale of a Security occurring after December 31, 2016 (including an automatic call or redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the Securities.

In the event of any withholding on the Securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the applicable Underlying Stock has declined below the applicable Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Underlying Stock from the applicable Initial Price to the applicable Final Price. In this case, JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Stock Return. Under these circumstances, you will lose 1% of your principal for every 1% that the applicable Final Price is less than the applicable Initial Price and could lose your entire principal amount. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the applicable Underlying Stock at maturity.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Securities. If the closing price of one share of the applicable Underlying Stock on an Observation Date is less than the applicable Coupon Barrier, we will not pay you the applicable Contingent Coupon for that Observation Date and the applicable Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing price of one share of the applicable Underlying Stock is less than the applicable Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Return on the Securities Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of the Applicable Underlying Stock — The return potential of the Securities is limited to the specified Contingent Coupon Rate, regardless of the appreciation in the closing price of one share of the applicable Underlying Stock, which may be significant. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Securities are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the twelfth Coupon Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the applicable Underlying Stock's risk of decline even though you are not able to participate in any potential appreciation in the price of the applicable Underlying Stock. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the applicable Underlying Stock. In addition, if the Securities are not called and the applicable Final Price is below the applicable Trigger Price, you will have a loss on your principal amount and the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of JPMorgan Chase of comparable maturity.
♦	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the applicable stock price is above the applicable Trigger Price. If by maturity the Securities have not been called, either JPMorgan Chase will repay you the full principal amount per Security plus the applicable Contingent Coupon, or if the price of one share of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. This contingent repayment of principal applies only if you hold your Securities to maturity.
♦	The Probability That the Applicable Final Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock — "Volatility" refers to the frequency and magnitude of changes in the price of one share of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of one share of that Underlying Stock could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more Contingent Coupons or below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, each Contingent Coupon Rate depends in part on this expected volatility. A higher Contingent Coupon Rate is generally associated with greater expected volatility. However, a stock's volatility can change significantly over the term of the Securities. The closing price of one share of the applicable Underlying Stock for your Securities could fall sharply, which could result in a loss of one or more Contingent Coupons and a significant loss of principal.

♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to Conflicts of Interest" in the accompanying product supplement no. UBS-1a-I for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.
♦	Each Contingent Coupon Is Based Solely on the Closing Price of One Share of the Applicable Underlying Stock on the Applicable Observation Date — Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing price of one share of the applicable Underlying Stock on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing price of one share of the applicable Underlying Stock on the applicable Observation Date, if that closing price is less than the applicable Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing price of one share of the applicable Underlying Stock was higher on other days during the period before that Observation Date.
♦	Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding each Underlying Stock and its issuer, please see "The Underlying Stocks" and the section applicable to each Underlying Stock issuer in this free writing prospectus and the respective issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by the applicable Underlying Stock issuer.
♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the applicable Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the applicable Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the applicable Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the applicable Underlying Stock, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the closing price of one share of the applicable Underlying Stock;
♦	the time to maturity of the Securities;
♦	the likelihood of an automatic call being triggered;
♦	the dividend rate on the applicable Underlying Stock;
♦	the occurrence of certain events affecting the issuer of the applicable Underlying Stock that may or may not require an adjustment to the closing price and the Stock Adjustment Factor of the applicable Underlying Stock, including a merger or acquisition;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	No Dividend Payments or Voting Rights in the Applicable Underlying Stock — As a holder of the Securities, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the applicable Underlying Stock and the Securities.
♦	No Affiliation with the Applicable Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We have not independently verified any of the information about the applicable Underlying Stock issuer contained in this free writing prospectus. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer's public disclosure of information, whether contained in SEC filings or otherwise.
♦	No Assurances That the Investment View Implicit in the Securities Will Be Successful — While the Securities are structured to provide for Contingent Coupons if the applicable Underlying Stock does not close below the applicable Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Securities.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the closing price and the Stock Adjustment Factor of the applicable Underlying Stock for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Securities, whether the Securities will be automatically called and any payment on the Securities may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.

♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Applicable Underlying Stock — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Underlying Stock may adversely affect the market price of the applicable Underlying Stock and, therefore, the market value of the Securities.
♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Trigger Price and Coupon Barrier for each Security will be finalized on the Trade Date and provided in the pricing supplement and each may be as low or high as the applicable minimum or maximum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Securities based on the minimums for JPMS's estimated value and the maximums for the Trigger Price and Coupon Barrier of the applicable Securities.

Risks Relating to Securities Linked to the Ordinary Shares of Anheuser-Busch InBev SA/NV or the Shares of TOTAL S.A.

♦	Risks Associated with Non-U.S. Companies — An investment in Securities linked to the ordinary shares of Anheuser-Busch InBev SA/NV (which we refer to as Anheuser-Busch) or the shares of TOTAL S.A. (which we refer to as Total) involves risks associated with the home countries of Anheuser-Busch and Total, which are Belgium and France, respectively. The ordinary shares of Anheuser-Busch and the shares of Total, which are not listed in the United States, are subject to securities trading rules that are different from those applicable to U.S.-listed securities. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in the home country of the applicable non-U.S. issuer, including changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. That country may be subjected to different and, in some cases, more adverse economic environments.
♦	No Direct Exposure to Fluctuations in Foreign Exchange Rates — The value of Securities linked to the ordinary shares of Anheuser-Busch or the shares of Total will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the applicable Underlying Stock is denominated, although any currency fluctuations could affect the performance of the applicable Underlying Stock. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in payment with respect to the Securities.

Hypothetical Examples

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Underlying Stock and assume an Initial Price of $100, a Trigger Price and Coupon Barrier of $70.00* (which is 70.00%* of the hypothetical Initial Price) and a Contingent Coupon Rate of 7.00% per annum. For ease of reference, the examples below are expressed in U.S. dollars, although the closing prices for the ordinary shares of Anheuser-Busch InBev SA/NV and the shares of TOTAL S.A. are expressed in European Union euros. The hypothetical Initial Price has been chosen for illustrative purposes only and may not represent a likely actual Initial Price for any Underlying Stock. The actual Initial Price and the resulting Trigger Price and Coupon Barrier for each Underlying Stock will be based on the closing price of one share of that Underlying Stock on the Trade Date and will be provided in the pricing supplement.** For historical data regarding the actual closing prices of one share of each Underlying Stock, please see the historical information set forth under "The Underlying Stocks" in this free writing prospectus.

Principal Amount:	$10.00
Term:	Approximately five years (unless earlier called)
Initial Price:	$100.00
Contingent Coupon Rate:	7.00% per annum (or 0.5833% per month)
Observation Dates:	Monthly (callable after one year)
Trigger Price:	$70.00 (which is 70.00%* of the hypothetical Initial Price)
Coupon Barrier:	$70.00 (which is 70.00%* of the hypothetical Initial Price)

*	The actual Trigger Price and Coupon Barrier for each Underlying Stock will be finalized on the Trade Date and provided in the pricing supplement. If the actual Trigger Price and Coupon Barrier for its Underlying Stock are greater than the assumed Trigger Price and Coupon Barrier specified above, there will be a greater possibility that the closing price of one share of that Underlying Stock will decline below its Coupon Barrier on an Observation Date and/or its Trigger Price on the Final Valuation Date. Accordingly, the payments on the Securities may be less than the amounts shown below.
**	The actual value of any Contingent Coupon payments you will receive over the term of the Securities, the actual value of the payment upon automatic call or at maturity and the actual Initial Price, Trigger Price and Coupon Barrier for each Underlying Stock applicable to your Securities may be more or less than the amounts displayed in these hypothetical scenarios. The actual Contingent Coupon Rate for each Underlying Stock is specified on the cover of this free writing prospectus.

The examples below are purely hypothetical and are not based on any specific offering of Securities linked to any specific Underlying Stock. These examples are intended to illustrate how the value of any payment on the Securities will depend on the closing price on the Observation Dates.

Example 1 — Securities Are Called on the Twelfth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$105.00 (at or above Initial Price; Securities NOT called because Observation Date is prior to the twelfth Observation Date)	$0.0583 (Contingent Coupon)
Second Observation Date	$60.00 (below Coupon Barrier)	$0.00
Third through Eleventh Observation Dates	Various (all below Coupon Barrier)	$0.00
Twelfth Observation Date	$110.00 (at or above Initial Price)	$10.0583

	Total Payment:	$10.1167 (1.1670% return)

Although the closing price is above the Initial Price on the first Observation Date, the Securities are not called because the Securities cannot be called before the twelfth Observation Date. Because the Securities are called on the twelfth Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.0583 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payment of $0.0583 received in respect of prior Observation Dates, we will have paid you a total of $10.1167 per Security for a 1.1670% total return on the Securities. No further amounts will be owed on the Securities.

Example 2 — Securities Are Called on the Fifty-Ninth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$80.00 (at or above Coupon Barrier; below Initial Price)	$0.0583 (Contingent Coupon)
Second Observation Date	$75.00 (at or above Coupon Barrier; below Initial Price)	$0.0583 (Contingent Coupon)
Third through Eleventh Observation Dates	Various (all at or above Coupon Barrier, all below Initial Price)	$0.5250 (Contingent Coupons)
Twelfth through Fifty-Eighth Observation Dates	Various (all below Coupon Barrier)	$0.00
Fifty-Ninth Observation Date	$105.00 (at or above Initial Price)	$10.0583 (Payment upon Automatic Call)

	Total Payment:	$10.7000 (7.000% return)

Because the Securities are called on the fifty-ninth Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.0583 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $0.64163 received in respect of prior Observation Dates, we will have paid you a total of $10.7000 per Security for a 7.0000% total return on the Securities. No further amounts will be owed on the Securities.

Example 3 — Securities Are NOT Called and the Final Price Is at or above the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$80.00 (at or above Coupon Barrier; below Initial Price)	$0.0583 (Contingent Coupon)
Second Observation Date	$75.00 (at or above Coupon Barrier; below Initial Price)	$0.0583 (Contingent Coupon)
Third through Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$75.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.0583 (Payment at Maturity)

	Total Payment:	$10.1750 (1.7500% return)

At maturity, we will pay you a total of $10.0583 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $0.1167 received in respect of prior Observation Dates, we will have paid you a total of $10.1750 per Security for a 1.7500% total return on the Securities.

Example 4 — Securities Are NOT Called and the Final Price Is below the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$80.00 (at or above Coupon Barrier; below Initial Price)	$0.0583 (Contingent Coupon)
Second Observation Date	$75.00 (at or above Coupon Barrier; below Initial Price)	$0.0583 (Contingent Coupon)
Third through Eleventh Observation Dates	Various (all at or above Initial Price)	$0.5250 (Contingent Coupons)
Twelfth through Fifty-Ninth Observation Dates	Various (all at or above Coupon Barrier; all below Initial Price)	$2.7998 (Contingent Coupons)
Final Valuation Date	$60.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Underlying Stock Return) = $10.00 × (1 + -40%) = $10.00 × 60% = $6.00 (Payment at Maturity)

	Total Payment:	$9.4415 (-5.5850% return)

Although the closing price is at or above the Initial Price on the third through eleventh Observation Dates, the Securities are not called because the Securities cannot be called before the twelfth Observation Date. Because the Securities are not called and the Final Price of $60.00 is below the Trigger Price and the Coupon Barrier, at maturity we will pay you $6.00 per Security. When that amount is added to the Contingent Coupon payments of $3.4415 received in respect of prior Observation Dates, we will have paid you $9.4415 per Security for a loss on the Securities of 5.5850%.

Example 5 — Securities Are NOT Called and the Final Price is below the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$65.00 (below Coupon Barrier)	$0.00
Second through Eleventh Observation Dates	Various (all below Coupon Barrier)	$0.00
Twelfth through Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$50.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Underlying Stock Return) = $10.00 × (1 + -50%) = $10.00 × 50% = $5.00 (Payment at Maturity)

	Total Payment:	$5.00 (-50.00% return)

Because the Securities are not called and the Final Price is below the Trigger Price and the Coupon Barrier, at maturity we will pay you $5.00 per Security for a loss on the Securities of 50.00%. Because there is no Contingent Coupon paid during the term of the Securities, that represents the total payment on the Securities.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Underlying Stock. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and 2014. Partial data is provided for the first calendar quarter of 2015. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical prices of any Underlying Stock as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Anheuser-Busch InBev SA/NV

According to its publicly available filings with the SEC, Anheuser-Busch InBev SA/NV, which we refer to as Anheuser-Busch, a Belgian company, is a brewing company that produces, markets, distributes and sells over 200 beer brands and produces and distributes soft drinks. The ordinary shares, without nominal value, of Anheuser-Busch are listed on Euronext Brussels, which we refer to as the relevant exchange for purposes of Anheuser-Busch in the accompanying product supplement no. UBS-1a-I. Anheuser-Busch's SEC file number is 001-34455.

Historical Information Regarding the Ordinary Shares of Anheuser-Busch

The following table sets forth the quarterly high and low closing prices of one ordinary share of Anheuser-Busch, based on daily closing prices on the primary exchange for Anheuser-Busch, as reported by Bloomberg. The closing price of one ordinary share of Anheuser-Busch on March 17, 2015 was €114.30. The actual Initial Price will be the closing price of one ordinary share of Anheuser-Busch on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the ordinary shares of Anheuser-Busch has experienced significant fluctuations. The historical performance of the ordinary shares of Anheuser-Busch should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one ordinary share of Anheuser-Busch during the term of the Securities. We cannot give you assurance that the performance of the ordinary shares of Anheuser-Busch will result in the return of any of your principal amount.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2010	3/31/2010		€38.38	€33.99	€37.30
4/1/2010	6/30/2010		€41.64	€35.70	€39.74
7/1/2010	9/30/2010		€43.69	€38.70	€43.15
10/1/2010	12/31/2010		€45.85	€41.93	€42.80
1/1/2011	3/31/2011		€44.21	€38.85	€40.20
4/1/2011	6/30/2011		€43.67	€39.15	€40.00
7/1/2011	9/30/2011		€41.32	€35.15	€39.78
10/1/2011	12/31/2011		€47.31	€38.84	€47.31
1/1/2012	3/31/2012		€55.00	€46.35	€54.78
4/1/2012	6/30/2012		€61.30	€52.77	€61.30
7/1/2012	9/30/2012		€69.94	€62.52	€66.17
10/1/2012	12/31/2012		€69.42	€64.26	€65.74
1/1/2013	3/31/2013		€77.25	€63.90	€77.25
4/1/2013	6/30/2013		€78.66	€65.05	€68.39
7/1/2013	9/30/2013		€76.34	€66.55	€73.58
10/1/2013	12/31/2013		€77.90	€70.90	€77.26
1/1/2014	3/31/2014		€77.39	€69.55	€76.10
4/1/2014	6/30/2014		€85.13	€76.16	€83.90
7/1/2014	9/30/2014		€89.15	€79.26	€88.12
10/1/2014	12/31/2014		€94.80	€81.42	€93.86
1/1/2015	3/17/2015	*	€115.85	€89.68	€114.30

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2015 includes data for the period from January 1, 2015 through March 17, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the daily performance of the ordinary shares of Anheuser-Busch from January 3, 2005 through March 17, 2015, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Price and a hypothetical Coupon Barrier of €87.44, equal to 76.50% of the closing price on March 17, 2015. The actual Trigger Price and Coupon Barrier will be finalized on the Trade Date and provided in the pricing supplement based on the closing price of one ordinary share of Anheuser-Busch on the Trade Date and will not be less than 74% or greater than 79% of the Initial Price.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Ford Motor Company

According to its publicly available filings with the SEC, Ford Motor Company, which we refer to as Ford, manufactures and distributes automobiles and provides financial services. The common stock of Ford, par value $0.01 per share (Bloomberg ticker: F), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Ford in the accompanying product supplement no. UBS-1a-I. Ford's SEC file number is 001-03950.

Historical Information Regarding the Common Stock of Ford

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Ford, based on daily closing prices on the primary exchange for Ford, as reported by Bloomberg. The closing price of one share of the common stock of Ford on March 17, 2015 was $16.39. The actual Initial Price will be the closing price of one share of the common stock of Ford on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Ford has experienced significant fluctuations. The historical performance of the common stock of Ford should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Ford during the term of the Securities. We cannot give you assurance that the performance of the common stock of Ford will result in the return of any of your principal amount.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2010	3/31/2010		$14.10	$10.28	$12.57
4/1/2010	6/30/2010		$14.46	$9.88	$10.08
7/1/2010	9/30/2010		$13.16	$10.16	$12.24
10/1/2010	12/31/2010		$17.00	$12.26	$16.79
1/1/2011	3/31/2011		$18.79	$14.01	$14.91
4/1/2011	6/30/2011		$15.79	$12.78	$13.79
7/1/2011	9/30/2011		$14.12	$9.62	$9.67
10/1/2011	12/31/2011		$12.51	$9.37	$10.76
1/1/2012	3/31/2012		$12.96	$11.13	$12.49
4/1/2012	6/30/2012		$12.64	$9.59	$9.59
7/1/2012	9/30/2012		$10.59	$8.92	$9.86
10/1/2012	12/31/2012		$12.95	$9.79	$12.95
1/1/2013	3/31/2013		$14.30	$12.13	$13.15
4/1/2013	6/30/2013		$15.90	$12.44	$15.47
7/1/2013	9/30/2013		$17.66	$15.74	$16.87
10/1/2013	12/31/2013		$17.76	$15.15	$15.43
1/1/2014	3/31/2014		$16.73	$14.55	$15.60
4/1/2014	6/30/2014		$17.28	$15.46	$17.24
7/1/2014	9/30/2014		$17.84	$14.79	$14.79
10/1/2014	12/31/2014		$16.01	$13.54	$15.50
1/1/2015	3/17/2015	*	$16.57	$14.46	$16.39

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2015 includes data for the period from January 1, 2015 through March 17, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the daily performance of the common stock of Ford from January 3, 2005 through March 17, 2015, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Price and a hypothetical Coupon Barrier of $11.55, equal to 70.50% of the closing price on March 17, 2015. The actual Trigger Price and Coupon Barrier will be finalized on the Trade Date and provided in the pricing supplement based on the closing price of one share of the common stock of Ford on the Trade Date and will not be less than 68% or greater than 73% of the Initial Price.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Macy's, Inc.

According to its publicly available filings with the SEC, Macy's, Inc., which we refer to as Macy's, operates department stores that sell a range of merchandise, including apparel and accessories (men's, women's and children's), cosmetics, home furnishings and other consumer goods. The common stock of Macy's, par value $0.01 per share (Bloomberg ticker: M), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Macy's in the accompanying product supplement no. UBS-1a-I. Macy's SEC file number is 001-13536.

Historical Information Regarding the Common Stock of Macy's

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Macy's, based on daily closing prices on the primary exchange for Macy's, as reported by Bloomberg. The closing price of one share of the common stock of Macy's on March 17, 2015 was $64.10. The actual Initial Price will be the closing price of one share of the common stock of Macy's on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Macy's has experienced significant fluctuations. The historical performance of the common stock of Macy's should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Macy's during the term of the Securities. We cannot give you assurance that the performance of the common stock of Macy's will result in the return of any of your principal amount.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2010	3/31/2010		$22.12	$15.53	$21.77
4/1/2010	6/30/2010		$24.85	$17.77	$17.90
7/1/2010	9/30/2010		$23.17	$17.17	$23.09
10/1/2010	12/31/2010		$26.00	$22.18	$25.30
1/1/2011	3/31/2011		$25.44	$22.01	$24.26
4/1/2011	6/30/2011		$29.50	$23.91	$29.24
7/1/2011	9/30/2011		$30.50	$23.07	$26.32
10/1/2011	12/31/2011		$33.14	$25.37	$32.18
1/1/2012	3/31/2012		$40.47	$32.65	$39.73
4/1/2012	6/30/2012		$41.55	$33.14	$34.35
7/1/2012	9/30/2012		$40.47	$32.83	$37.62
10/1/2012	12/31/2012		$41.73	$37.08	$39.02
1/1/2013	3/31/2013		$42.66	$36.69	$41.84
4/1/2013	6/30/2013		$49.43	$41.63	$48.00
7/1/2013	9/30/2013		$50.37	$42.80	$43.27
10/1/2013	12/31/2013		$53.67	$42.36	$53.40
1/1/2014	3/31/2014		$59.29	$50.91	$59.29
4/1/2014	6/30/2014		$60.64	$55.10	$58.02
7/1/2014	9/30/2014		$62.59	$56.47	$58.18
10/1/2014	12/31/2014		$65.75	$54.99	$65.75
1/1/2015	3/17/2015	*	$67.81	$62.10	$64.10

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2015 includes data for the period from January 1, 2015 through March 17, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the daily performance of the common stock of Macy's from January 3, 2005 through March 17, 2015, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Price and a hypothetical Coupon Barrier of $48.40, equal to 75.50% of the closing price on March 17, 2015. The actual Trigger Price and Coupon Barrier will be finalized on the Trade Date and provided in the pricing supplement based on the closing price of one share of the common stock of Macy's on the Trade Date and will not be less than 73% or greater than 78% of the Initial Price.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

TOTAL S.A.

According to its publicly available filings with the SEC, TOTAL S.A., which we refer to as TOTAL, a French company, is an integrated international oil and gas company. The shares (pare value €2.50 per share) of TOTAL are listed on Euronext Paris, which we refer to as the relevant exchange for purposes of TOTAL in the accompanying product supplement no. UBS-1a-I. TOTAL's SEC file number is 001-10888.

Historical Information Regarding the Shares of TOTAL

The following table sets forth the quarterly high and low closing prices of one share of TOTAL, based on daily closing prices on the primary exchange for TOTAL, as reported by Bloomberg. The closing price of one share of TOTAL on March 17, 2015 was €45.21. The actual Initial Price will be the closing price of one share of TOTAL on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the shares of TOTAL has experienced significant fluctuations. The historical performance of the shares of TOTAL should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of TOTAL during the term of the Securities. We cannot give you assurance that the performance of the shares of TOTAL will result in the return of any of your principal amount.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2010	3/31/2010		€46.26	€40.13	€42.98
4/1/2010	6/30/2010		€44.38	€36.76	€36.97
7/1/2010	9/30/2010		€40.81	€35.88	€37.81
10/1/2010	12/31/2010		€41.13	€37.10	€39.65
1/1/2011	3/31/2011		€44.41	€39.82	€42.96
4/1/2011	6/30/2011		€43.60	€37.74	€39.88
7/1/2011	9/30/2011		€40.40	€30.38	€33.24
10/1/2011	12/31/2011		€39.50	€32.28	€39.50
1/1/2012	3/31/2012		€42.70	€37.83	€38.24
4/1/2012	6/30/2012		€39.13	€33.63	€35.50
7/1/2012	9/30/2012		€41.84	€34.83	€38.60
10/1/2012	12/31/2012		€40.00	€36.98	€39.01
1/1/2013	3/31/2013		€40.62	€37.20	€37.36
4/1/2013	6/30/2013		€40.07	€35.25	€37.51
7/1/2013	9/30/2013		€43.68	€37.03	€42.90
10/1/2013	12/31/2013		€45.27	€41.56	€44.53
1/1/2014	3/31/2014		€48.03	€41.64	€47.60
4/1/2014	6/30/2014		€54.52	€47.73	€52.78
7/1/2014	9/30/2014		€53.29	€47.33	€51.45
10/1/2014	12/31/2014		€50.71	€39.37	€42.52
1/1/2015	3/17/2015	*	€48.28	€39.92	€45.21

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2015 includes data for the period from January 1, 2015 through March 17, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the daily performance of the shares of TOTAL from January 3, 2005 through March 17, 2015, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Price and a hypothetical Coupon Barrier of €32.78, equal to 72.50% of the closing price on March 17, 2015. The actual Trigger Price and Coupon Barrier will be finalized on the Trade Date and provided in the pricing supplement based on the closing price of one share of TOTAL on the Trade Date and will not be less than 70% or greater than 75% of the Initial Price.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.

JPMS's Estimated Value of the Securities

For each offering of the Securities, JPMS's estimated value of the Securities set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this free writing prospectus.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples" in this free writing prospectus for an illustration of the risk-return profile of the Securities and the section for the applicable Underlying Stock set forth under "The Underlying Stocks" in this free writing prospectus for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.